Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: Jan. 24, 2011

MEDIA CONTACT:	INVESTOR CONTACT:
Julie Gentz (918) 573-3053	Sharna Reingold (918) 573-2078

Williams Names Wright to New Corporate Development Role;
Barnard to Lead Gas Pipeline Business

TULSA, Okla. – Williams (NYSE:WMB) and Williams Partners L.P. (NYSE:WPZ) today announced that Phil Wright has been named senior vice president of corporate development for Williams. Randy Barnard will succeed Wright to head the company’s gas pipeline business. The changes are effective Feb. 24.

Both Wright, age 55, and Barnard, age 52, report directly to Williams Chief Executive Officer Alan Armstrong. Barnard currently serves as Williams’ vice president of natural gas market development.

Consistent with the changes, Williams’ board elected Barnard as a senior vice president of Williams; the Williams Partners board elected him senior vice president – Gas Pipeline and as a director of the board.

“With Phil Wright’s new position, we are investing leadership resources to aggressively seize the growth opportunities we have before us today. As well, we expect Phil will help strengthen our institutional capacity for growth well into the future,” Armstrong said.

“Williams has one of the best growth platforms in the industry. We have well-positioned assets, great people to optimize those opportunities and access to large sums of low-cost capital. Adding the corporate development role to our executive management team will ensure that we have continuing focus and resources to be successful and move at a rapid pace.

“We expect to benefit greatly from Phil’s role on Williams’ executive management team for the last nine years and his strong experience in business development. As well, he brings significant transactional experience – including the initial public offering of Williams Energy Partners L.P., the MAPCO merger and the nearly $9 billion in divestitures that were part of the company’s financial restructuring in the early part of the last decade,” Armstrong said.

“It’s great to have the opportunity to bring Randy back into the gas pipeline business as its top leader. Randy brings a broad suite of experiences to this challenge, including eight years as the senior officer accountable for the gas pipelines’ operations. He is a strong, purposeful leader who is well-respected within the company and by regulators who oversee the safety of the pipeline industry.”

Wright joined Williams in 1989 as vice president of marketing and transportation for its petroleum liquids pipeline business. He has served in the top leadership role for the company’s gas pipeline business since 2005. Prior to his current role Wright served as senior vice president and chief restructuring officer of Williams. He was named president and chief executive officer for Williams Energy Services, LLC, in September 2001. That same year he was named chairman of the board for Williams Energy Partners L.P. and served as its president and chief operating officer. Prior to joining Williams, Wright worked 13 years for Conoco.

Wright earned his bachelor’s degree in civil engineering from Oklahoma State University in 1976. In 2008, he served as chairman of the Interstate Natural Gas Association of America and is the former chairman of the executive committee of the Association of Oil Pipelines. He currently serves as first vice chairman of the Southern Gas Association.

Barnard began his career as an engineer with Williams in 1982. Prior to assuming his current role in July last year, Barnard served eight years with Williams’ interstate gas pipeline business in various capacities, including senior vice president of operations and technical services. He also has eight years of international business experience, both in executive management and business development, with Williams. Barnard spent much of his early career at Williams in engineering and operations positions in the company’s natural gas gathering and processing businesses.

Barnard graduated in 1980 from the University of Missouri-Rolla (now known as Missouri University of Science and Technology) with a degree in petroleum engineering. He completed Harvard Business School’s Program for Management Development in 2000. Barnard serves as chairman of the board for the Gas Technology Institute and vice chairman of the Common Ground Alliance. In 2008, he was the first recipient of Williams’ Leave the Ladder Down Award; a program sponsored by the company’s Women’s Business Resource Group to recognize a leader who fosters an environment that attracts a high-performing and diverse workplace.

About Williams (NYSE: WMB)
Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership.  More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 12 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 75 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com. Go to http://www.b2i.us/irpass.asp?BzID=1296&to=ea&s=0 or http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our email list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company and the partnership believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s and partnership’s annual reports filed with the Securities and Exchange Commission.